UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12
MGM MIRAGE
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING TO BE HELD ON
PROXY STATEMENT
PRINCIPAL STOCKHOLDERS
ELECTION OF DIRECTORS Proposal No. 1
INFORMATION REGARDING BOARD AND COMMITTEES
EXECUTIVE COMPENSATION AND OTHER INFORMATION
COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
STOCKHOLDER RETURN PERFORMANCE PRESENTATION
CERTAIN TRANSACTIONS
AMENDMENT TO ANNUAL PERFORMANCE-BASED INCENTIVE PLAN FOR EXECUTIVE OFFICERS Proposal No. 2
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Proposal No. 3
NOTICE CONCERNING STOCKHOLDER PROPOSALS AND NOMINATIONS
OTHER INFORMATION

MGM MIRAGE
3600 Las Vegas Boulevard South,
Las Vegas, Nevada 89109

NOTICE OF ANNUAL MEETING TO BE HELD ON
May 9, 2006

To the Stockholders:
      The Annual Meeting of Stockholders of MGM MIRAGE, a Delaware corporation (the “Company”), will be held at Mandalay Bay Resort and Casino in the Mandalay Bay Events Center, located at 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119 on May 9, 2006, at 10:00 a.m., Pacific Time, for the following purposes:

1. To elect a Board of Directors;

2. To approve the Company’s Amended and Restated Annual Performance-Based Incentive Plan for Executive Officers;

3. To ratify the selection of the independent registered public accounting firm for the year ending December 31, 2006; and

4. To transact such other business as may properly come before the meeting or any adjournments thereof.
      Stockholders of record at the close of business on March 14, 2006 are entitled to notice of and to vote at the meeting. A list of such stockholders will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at the Company’s executive offices, located at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for a period of 10 days prior to the meeting date.

By Order of the Board of Directors,

/s/ J. Terrence Lanni

J. Terrence Lanni
Chairman of the Board
and Chief Executive Officer
April 3, 2006
PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR
SUBMIT YOUR PROXY USING THE INTERNET OR TELEPHONE.
Use of the enclosed envelope requires no postage for mailing in the United States.

MGM MIRAGE
3600 Las Vegas Blvd. South
Las Vegas, Nevada 89109

PROXY STATEMENT
April 3, 2006

General
      The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by, and this solicitation is made on behalf of, the Board of Directors of MGM MIRAGE in connection with the Annual Meeting of Stockholders of MGM MIRAGE to be held at Mandalay Bay Resort and Casino in the Mandalay Bay Events Center, located at 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119 on May 9, 2006, at 10:00 a.m., Pacific Time, and at any postponements or adjournments thereof. MGM MIRAGE, together with its subsidiaries, is referred to herein as the “Company,” unless the context indicates otherwise.
      Matters to be considered and acted upon at the meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully outlined herein. This Proxy Statement will be first mailed to stockholders on or about April 5, 2006.
Voting Rights and Outstanding Shares
      Only stockholders of record of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), as of March 14, 2006 will be entitled to vote at the meeting. The authorized capital stock of the Company presently consists of 600,000,000 shares of Common Stock. At the close of business on March 14, 2006, 284,763,177 shares of Common Stock were outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share held on that date on all matters that may come before the meeting. There is no cumulative voting in the election of directors. In May 2005, the Company completed a two-for-one stock split effected in the form of a 100% stock dividend. All share and per share amounts in this Proxy Statement have been restated for all periods presented to reflect the 100% stock dividend.
      You may vote in person by attending the meeting, by completing and returning a proxy by mail or by using the Internet or telephone. To submit your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card. To submit your proxy using the Internet or by telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call.
      All shares represented by properly submitted proxies will, unless such proxies have previously been revoked, be voted at the meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted in favor of the nominees for the Board of Directors listed in this Proxy Statement and in favor of Proposal 2 and Proposal 3, each as described herein. By signing, dating and returning the enclosed proxy card, you will confer discretionary authority on the named proxies to vote on any matter not specified in the Notice of Annual Meeting. Management knows of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies or their substitutes will vote or act with respect to such other matters in accordance with their best judgment.
Quorum and Votes Required
      The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of the Common Stock is necessary to constitute a quorum at the meeting. If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. In accordance with the rules of the New York Stock Exchange (the “Exchange”), certain matters submitted to a vote of stockholders are considered by the Exchange to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the meeting. For those matters that the Exchange determines to be “non-routine,” brokerage firms that have not received instructions from their customers would not have discretion to vote. Abstentions and broker non-votes are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business.
      The affirmative vote of a plurality of the votes cast at the meeting will be required for the election of directors. The affirmative vote of a majority of the shares of Common Stock represented at the meeting in person or by proxy and entitled to vote on the proposal will be required for approval of Proposal 2 and Proposal 3, respectively, assuming that a quorum is present or represented at the meeting. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, and will have no effect. With respect to the other proposals, a properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, an abstention will have the same effect as a vote cast against a proposal. Pursuant to Delaware law, a broker non-vote will have no effect on the outcome of Proposal 2 and Proposal 3.
How to Revoke or Change Your Vote
      Any proxy given pursuant to this solicitation is revocable by the communication of such revocation in writing to the Secretary of the Company at any time prior to the exercise thereof, and any person executing a proxy, if in attendance at the meeting, may vote in person instead of by proxy.
Electronic Delivery of Proxy Materials and Annual Report
      The Notice of Annual Meeting and Proxy Statement and the Company’s 2005 Annual Report are available on the Company’s website at www.mgmmirage.com under the caption “Investor Relations.” In the future, instead of receiving copies of the proxy statement and annual report in the mail, stockholders may elect to receive an e-mail with a link to these documents on the Internet. Receiving your proxy materials online saves the Company the cost of producing and mailing documents to your home or business and gives you an automatic link to the proxy voting site.
      Stockholders of Record. If your shares are registered in your own name, to enroll in the electronic delivery service go directly to our transfer agent’s website at www.melloninvestor.com/ISD and follow the instructions.
      Beneficial Stockholders. If your shares are not registered in your name, to enroll in the electronic delivery service check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.
Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings
      Each year in connection with the Company’s Annual Meeting of Stockholders, the Company is required to send to each stockholder of record a proxy statement and annual report and to arrange for a proxy statement and annual report to be sent to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because many stockholders hold shares of the Company’s common stock in multiple accounts, this process results in duplicate mailings of proxy statements and annual reports to stockholders who share the same address. Stockholders may avoid receiving duplicate mailings and save the Company the cost of producing and mailing duplicate documents as follows:
      Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, go directly to our transfer agent’s website at www.melloninvestor.com/ISD and follow the instructions.
      Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other MGM MIRAGE stockholders who share an address with you. If you currently receive more than one proxy statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.
      Right to Request Separate Copies. If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each stockholder sharing your address, then please notify the Company or your nominee, as applicable, and the Company or your nominee will promptly deliver such additional proxy statements or annual reports. If you wish to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address in the future, you may contact Mellon Investor Services directly by telephone at 1-800-356-2017 or by visiting the Company’s transfer agent’s website at www.melloninvestor.com/ISD and following the instructions thereon.
PRINCIPAL STOCKHOLDERS
      Shown below is certain information as of March 14, 2006 with respect to beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of shares of Common Stock by the only persons or entities known to the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock, by the Named Executives, as defined under “Executive Compensation,” and by all directors and executive officers of the Company as a group who held office as of the date of this Proxy Statement.

	Amount
	Beneficially		Percent of
Name and Address(1)	Owned(2)		Class

Tracinda Corporation	158,392,864	(3)	55.6%
150 South Rodeo Drive, Suite 250
Beverly Hills, California 90212
Marisco Capital Management, LLC	34,623,323	(4)	12.2%
1200 17th Street, Suite 1600
Denver, Colorado 80202
Private Capital Management	26,058,479	(5)	9.2%
8889 Pelican Bay Boulevard
Naples, Florida 34108
J. Terrence Lanni	1,038,350	(6)		(8)
Robert H. Baldwin	990,000	(6)		(8)
John T. Redmond	446,662	(6)		(8)
James J. Murren	2,338,662	(6)		(8)
Gary N. Jacobs	983,533	(6)		(8)
All directors and executive officers as a group (24 persons)	165,386,672	(6)(7)	56.9%

(1)	Unless otherwise indicated, the address for the persons listed is 3600 Las Vegas Blvd. South, Las Vegas, Nevada 89109.

(2)	Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(3)	Tracinda Corporation (“Tracinda”), a Nevada corporation, is wholly owned by Kirk Kerkorian.

(4)	Based upon a Schedule 13G/A, dated February 13, 2006, filed with the Securities and Exchange Commission (the “SEC”) by Marisco Capital Management, LLC, an investment advisor under the Investment Advisors Act of 1940, as amended, which is deemed to be the beneficial owner of 34,623,323 shares of Common Stock as a result of acting as investment advisor to its clients, as to which shares it reported sole voting power as to 28,581,455 shares and sole dispositive power as to 34,623,323 shares.

(5)	Based upon a Schedule 13G, dated February 14, 2006, filed with the SEC by Private Capital Management, L.P. (“PCM”), Bruce S. Sherman and Gregg J. Powers, collectively, an investment advisor under the Investment Advisors Act of 1940, as amended, which is deemed to be the beneficial owner of shares of Common Stock as a result of acting as investment advisor to its clients as follows: (i) PCM — 26,058,479 shares; (ii) Mr. Sherman — 26,062,479; and (iii) Mr. Powers — 26,058,479, as to which it reported shared voting and dispositive power as to 26,058,479 shares, and Mr. Sherman reported sole voting power as to 4,000 shares. Messrs. Sherman and Powers disclaim beneficial ownership for the shares held by PCM’s clients and disclaim the existence of a group.

(6)	Included in these amounts are 800,000 shares, 840,000 shares, 320,000 shares, 2,190,000 shares and 927,800 shares underlying options that are exercisable as of March 14, 2006 or that become exercisable within 60 days thereafter held by Messrs. Lanni, Baldwin, Redmond, Murren, and Jacobs, respectively. Also included in these amounts are 150,000 shares of restricted stock held by Mr. Lanni, 75,000 shares of restricted stock held by each of Messrs. Baldwin, Redmond and Murren, and 25,000 shares of restricted stock held by Mr. Jacobs; the restrictions on all such shares are scheduled to lapse on June 3, 2006.

(7)	Also included are 333,750 shares subject to stock options exercisable as of March 14, 2006 or that become exercisable within 60 days thereafter, held by non-employee directors. Additionally included are a total of 685,500 shares underlying options that are exercisable as of March 14, 2006 or that become exercisable within 60 days thereafter held by non-director executive officers. Additionally included are 34,000 shares of restricted stock held by non-director executive officers; the restriction on all such shares are scheduled to lapse in 2006.

(8)	Less than one percent (1%).
      As indicated above, Mr. Kerkorian, through his ownership of Tracinda, beneficially owns over 50% of the currently outstanding shares of Common Stock. Tracinda intends to vote its shares of Common Stock in favor of the nominees for the Board of Directors listed in the Proxy Statement. Since the holders of Common Stock do not have cumulative voting rights and since Tracinda’s shares represent more than 50% of the shares to be voted at the meeting, Tracinda will be able to elect the entire Board of Directors. Tracinda also intends to vote its shares in favor of Proposal 2 and Proposal 3, respectively, and Tracinda’s vote will be sufficient to cause adoption of such proposals.
ELECTION OF DIRECTORS
Proposal No. 1
Information Concerning the Nominees
      One of the purposes of the meeting is to elect 14 directors, each of whom will serve until the next annual meeting of stockholders or until his or her respective successor shall have been elected and qualified or until his or her earlier resignation or removal.

      The following table sets forth, for each nominee, his or her name, principal occupation for at least the past five years, beneficial ownership of Company Common Stock and age as of March 14, 2006, and certain other matters. In the event any of said nominees should be unavailable to serve as director, which contingency is not presently anticipated, it is the intention of the persons named in the proxies to select and cast their votes for the election of such other person or persons as the Board of Directors may designate.

			Shares of
		First	Common Stock
		Became a	Beneficially
Name (age)	Principal Occupation and Other Directorships	Director	Owned(1)

James D. Aljian (73)	Executive of Tracinda since October 1987. Director of Chrysler Corporation from February 1996 to November 1998, and Member of Shareholder’s Committee of DaimlerChrysler AG from November 1998 to December 2000.	1988	114,100	(2)(3)
Robert H. Baldwin (55)	President and Chief Executive Officer of Mirage Resorts, Incorporated (“Mirage Resorts”) since June 2000. President of Project CC, LLC (“CityCenter”) since March 2005. Chief Financial Officer and Treasurer of Mirage Resorts on an interim basis from September 1999 to June 2000. President and Chief Executive Officer of Bellagio, LLC or its predecessor from June 1996 to March 2005. President and Chief Executive Officer of The Mirage Casino-Hotel from August 1987 to April 1997.	2000	990,000	(2)(3)
Willie D. Davis (71)	President and a Director of All-Pro Broadcasting, Inc., an AM and FM radio broadcasting company, for more than the past five years. Director of and member of the Audit Committee of Sara Lee Corporation, Johnson Controls, Inc., and Manpower, Inc. Also Director of Alliance Bancshares California, Dow Chemical Company, Checkers Drive-In Restaurants Inc., Fidelity National Financial, and Fidelity National Title Group, Inc.	1989	57,896	(2)(3)
Alexander M. Haig, Jr. (81)	Chairman of Worldwide Associates, Inc., an international business advisory firm, for more than the past five years. Host of “World Business Review,” a weekly television program. Consultant to the Company since 1990.	1990	73,300	(2)(3)

			Shares of
		First	Common Stock
		Became a	Beneficially
Name (age)	Principal Occupation and Other Directorships	Director	Owned(1)

Alexis Herman (58)	Chair and Chief Executive Officer of New Ventures. Director and member of the Audit Committee of Cummins Inc. Also Director of Presidential Life Insurance Corporation, Entergy Corp. and several non-profit organizations. Chairs diversity advisory boards for the Coca-Cola Company and Toyota. United States Secretary of Labor from 1997 to 2001. Prior to that, served for four years as Assistant to the President and Director of the White House Office of Public Liaison.	2002	34,800	(2)(3)
Roland Hernandez (48)	Owner and manager of media holdings in Texas. Director and Chairman of the Audit Committee of Wal-Mart Stores, Inc. Director and member of the Audit Committee and Finance Committee of the Ryland Group. Director and member of the Audit Committee and Nominating Committee of Vail Resorts, Inc. Director and member of the Finance Committee of Lehman Brothers Holdings Inc. Chairman of the Board and Chief Executive Officer of Telemundo Group, Inc. from August 1998 to December 2000, and President and Chief Executive Officer of Telemundo Group, Inc. from March 1995 to July 1998.	2002	32,500	(2)(3)
Gary N. Jacobs (60)	Executive Vice President and General Counsel of the Company since June 2000 and Secretary of the Company since January 2002. Prior to June 2000, partner, Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP. Mr. Jacobs is of counsel to that firm and is a Director and Secretary of The InterGroup Corporation.	2000	983,533	(2)(3)
Kirk Kerkorian (88)	Chief Executive Officer, President and sole director and stockholder of Tracinda.	1987	158,392,864	(4)

			Shares of
		First	Common Stock
		Became a	Beneficially
Name (age)	Principal Occupation and Other Directorships	Director	Owned(1)

J. Terrence Lanni (63)	Chairman of the Company since July 1995. Chairman of the Executive Committee since June 1995. Chief Executive Officer of the Company from June 1995 to December 1999, and since March 2001. President of the Company from June 1995 to July 1995. President and Chief Operating Officer of Caesars World, Inc. from April 1981 to February 1995, and a director from January 1982 to February 1991. Director of KB Home since August 2003.	1995	1,038,350	(2)(3)
Rose McKinney-James (54)	Principal of Energy Works Consulting LLC since March 2002. President of Brown & Partners from August 2001 until February 2002. President of Government Affairs of Faiss Foley Merica from May 2000 until June 2001. President and Chief Executive Officer of the Corporation for Solar Technology and Renewable Resources from January 1996 until May 2000. Director of the Nevada Department of Business and Industry from October 1993 until December 1995. Member of the Nevada Public Service Commission from January 1989 until October 1993. Member of the Board of Directors of Mandalay Resort Group (“MRG”) from 1999 until April 2005.	2005	—
James J. Murren (44)	President and Chief Financial Officer of the Company since December 1999, and Treasurer since November 2001. Executive Vice President and Chief Financial Officer of the Company from January 1998 to December 1999. Prior thereto, Managing Director and Co-Director of research for Deutsche Morgan Grenfell (“DMG”), having served DMG in various other capacities since 1984.	1998	2,338,662	(2)(3)

			Shares of
		First	Common Stock
		Became a	Beneficially
Name (age)	Principal Occupation and Other Directorships	Director	Owned(1)

Ronald M. Popeil (70)	Founder of Ronco Inventions, LLC. Mr. Popeil was also a Director of Mirage Resorts from 1979 to May 2000.	2000	72,500	(2)(3)
John T. Redmond (47)	President and Chief Executive Officer of MGM Grand Resorts, LLC (“MGM Grand Resorts”) since March 2001. Co-Chief Executive Officer of the Company from December 1999 to March 2001. President and Chief Operating Officer of Primm Valley Resorts from March 1999 to December 1999. Senior Vice President of MGM Grand Development, Inc. from August 1996 to February 1999. Director of MGM Grand Detroit, LLC since July 1997, Vice-Chairman from April 1998 to February 2000, and Chairman since February 2000. Prior to 1996, Senior Vice President and Chief Financial Officer of Caesars Palace and Desert Inn, having served in various other senior operational and development positions with Caesars World, Inc.	1999	446,662	(2)(3)
Melvin B. Wolzinger (85)	A principal owner of various privately-held restaurants and casino gaming establishments in Las Vegas since 1991. Director of Mirage Resorts from 1973 to May 2000. Director of Colonial Bank, and Director of several non-profit organizations. Formerly, a general partner in W. W. Investment Co., a real estate holding company in Las Vegas, Nevada, from 1980 through 1998. Member of the Board of Trustees for the University of Nevada Las Vegas.	2000	63,800	(2)(3)

(1)	Except as otherwise indicated and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(2)	The number of shares shown as beneficially owned represents less than 1% of the outstanding shares.

(3)	Included in these amounts are (a) shares underlying options that are exercisable as of March 14, 2006 or become exercisable within 60 days thereafter, and (b) shares of restricted stock, which restrictions are scheduled to lapse on June 3, 2006, held as follows:

	Shares	Shares of
	Underlying	Restricted
Name	Options	Stock

Mr. Aljian	72,500	—
Mr. Baldwin	840,000	75,000
Mr. Davis	20,250	—
Mr. Haig	72,500	—
Ms. Herman	33,000	—
Mr. Hernandez	30,500	—
Mr. Jacobs	927,800	25,000
Mr. Lanni	800,000	150,000
Mr. Murren	2,190,000	75,000
Mr. Popeil	52,500	—
Mr. Redmond	320,000	75,000
Mr. Wolzinger	52,500	—

(4)	Shares are owned by Tracinda, which is wholly-owned by Mr. Kerkorian. As of March 14, 2006, Tracinda owned 55.6% of the outstanding Common Stock (see “Principal Stockholders”).
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires the Company’s executive officers and directors to file reports of ownership of the Common Stock with the Securities and Exchange Commission. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon a review of these filings and representations from the Company’s directors and executive officers that no other reports were required, the Company notes that all reports for the year 2005 were filed on a timely basis, except that a Form 4 filed on behalf of each of J. Terrence Lanni (with respect to 1 transaction) and Alan Feldman (with respect to 1 transaction) was filed one business day later than the two-day deadline.
INFORMATION REGARDING BOARD AND COMMITTEES
      Board of Directors. The Board of Directors held four meetings during 2005 and acted by unanimous consent on three occasions. The work of the Company’s directors is performed not only at meetings of the Board of Directors and its committees, but also by consideration of the Company’s business through the review of documents and in numerous communications among Board members and others. During 2005, each director attended 100% of all meetings of the Board of Directors and at least 75% of all meetings of committees on which they served (held during the period for which they served). The Board of Directors does not have a standing nominating committee — see “Corporate Governance.” The candidates for election at this annual meeting were nominated by the Board of Directors. Directors are expected to attend each annual meeting of stockholders. Of the 17 members of the Board of Directors in May 2005, all of them attended last year’s annual meeting.
      Executive Committee. During intervals between the meetings of the Board of Directors, the Executive Committee exercises all the powers of the Board, except those powers specifically reserved by Delaware law or by the Company’s bylaws to the full Board of Directors, in the management and direction of the Company’s business and conduct of the Company’s affairs in all cases in which specific directions have not been given by the Board. The current members of the Executive Committee are J. Terrence Lanni (Chair), James D. Aljian, Robert H. Baldwin, Roland Hernandez, Gary N. Jacobs, Kirk Kerkorian, James J. Murren, John T. Redmond and Melvin B. Wolzinger. The Executive Committee held eight meetings during 2005.

      Audit Committee. The functions of the Audit Committee are to review and approve the selection and retention of an registered public independent accounting firm to conduct an annual audit of the Company’s consolidated financial statements and to review with such firm the plan, scope and results of such audit, and the fees for the services performed. The Audit Committee also reviews with the independent registered public accounting firm and the Company’s internal auditors the adequacy of internal control systems, receives internal audit reports and reports its findings to the full Board of Directors. The Audit Committee is composed exclusively of directors who are not salaried employees of the Company, each of whom have been determined by the Board of Directors to be “independent” within the meaning of the listing standards of the Exchange and free from any relationship which would interfere with the exercise of independent judgment as a committee member. The current members of the Audit Committee are Roland Hernandez (Chair), Alexis Herman and Rose McKinney-James. The Board of Directors has determined that each of the members of the Audit Committee is “financially literate” and that Mr. Hernandez qualifies as an “audit committee financial expert,” as defined in the Exchange’s listing standards and the Commission’s regulations. In addition, the Board of Directors has determined that the service of Mr. Hernandez on other audit committees, as described earlier in the description of his principal occupation and other directorships under “Election of Directors,” would not impair his ability to effectively serve on the Company’s Audit Committee. The Board of Directors will review such determination at its meeting following the stockholders’ meeting, when it makes committee assignments for the coming year. The Audit Committee held six meetings during 2005.
      Compensation and Stock Option Committee. The primary function of the Compensation and Stock Option Committee (the “Compensation Committee”) is to ensure that the compensation program for executives of the Company (1) is effective in attracting and retaining key officers, (2) links pay to business strategy and performance and (3) is administered in a fair and equitable fashion in the stockholders’ interests. The Compensation Committee recommends the executive compensation policy to the Board, determines compensation of senior executives of the Company, determines the performance criteria and bonuses to be granted pursuant to the Company’s Annual Performance-Based Incentive Plan and administers and approves granting of stock options and other equity-based forms of compensation, including awards of restricted stock. The Compensation Committee’s authority and oversight extends to total compensation, including base salaries, bonuses, stock options, and other forms of compensation. The Compensation Committee is comprised exclusively of directors who are not salaried employees of the Company and who are, in the opinion of the Board of Directors, free from any relationship that would interfere with the exercise of independent judgment as a Compensation Committee member. The current members of the Compensation Committee are James D. Aljian (Chair), Willie D. Davis, Rose McKinney-James, Ronald M. Popeil and Melvin B. Wolzinger. The Compensation Committee held 14 meetings during 2005.
      The Diversity Committee. The functions of the Diversity Committee include developing, implementing and monitoring the Company’s diversity initiatives. The current members of the Diversity Committee are Alexis Herman (Chair), Willie D. Davis, Roland Hernandez and Melvin B. Wolzinger. The Diversity Committee held five meetings during 2005.
      Compensation Committee Interlocks and Insider Participation. Mr. Aljian is an executive of Tracinda.
      Director Compensation. Directors who are compensated as full-time employees of the Company or its subsidiaries receive no additional compensation for service on the Board of Directors or its committees. As of January 1, 2005, each director who was not a full-time employee of the Company or its subsidiaries was paid $38,000 per annum, plus $1,500 for each Board meeting attended ($750 if such Board meeting was attended telephonically) plus, in the case of members of the Executive Committee, $1,000 per meeting for each Executive Committee meeting attended ($500 if such meeting of the Executive Committee was attended telephonically). The Chair of the Audit Committee received a fee of $2,500 per meeting attended ($1,250 if such meeting of the Audit Committee was attended telephonically), and each other member of the Audit Committee received $1,500 for each meeting attended ($750 if such meeting of the Audit Committee was attended telephonically). The Chair of the Compensation Committee received $1,000 per quarter, and each other member of the Compensation Committee received $750 per quarter. The Chair of the Diversity Committee received a fee of $2,500 per meeting attended ($1,250 if such meeting of the Diversity Committee was attended telephonically), and the other members of the Diversity Committee received a fee of $1,500 per meeting attended ($750 if such meeting of the Diversity Committee was attended telephonically). Directors are also reimbursed expenses for attendance at Board and Committee meetings. The foregoing fees are paid quarterly.
      On May 3, 2005, the Board of Directors approved an increase in the fees paid to directors and committee members effective as of the commencement of the second quarter of 2005. Following such increase, each director who was not a full-time employee of the Company or its subsidiaries was paid $50,000 per annum, plus $1,500 for each Board meeting attended (regardless of whether such Board meeting was attended in person or telephonically) plus, in the case of members of the Executive Committee, $1,500 per meeting for each Executive Committee meeting attended (regardless of whether such meeting of the Executive Committee was attended in person or telephonically). The Chair of the Audit Committee received an annual fee of $12,000 plus a fee of $2,500 per meeting attended (regardless of whether such meeting of the Audit Committee was attended in person or telephonically). Each other member of the Audit Committee received $1,500 for each meeting attended (regardless of whether such meeting of the Audit Committee was attended in person or telephonically). The Chair of the Compensation Committee received a fee of $1,500 per meeting attended (regardless of whether such meeting of the Compensation Committee was attended in person or telephonically). Each other member of the Compensation Committee received $1,000 for each meeting attended (regardless of whether such meeting of the Compensation Committee was attended in person or telephonically). The Chair of the Diversity Committee received an annual fee of $10,000 plus a fee of $2,500 per meeting attended (regardless of whether such meeting of the Diversity Committee was attended in person or telephonically). Each other member of the Diversity Committee received $1,500 for each meeting attended (regardless of whether such meeting of the Diversity Committee was attended in person or telephonically). The Presiding Director received an annual fee of $20,000. On December 6, 2005, the Executive Committee approved a further increase in the annual fee payable to the Chair of the Audit Committee from $12,000 to $25,000, which increase was retroactive to the beginning of the fourth quarter of 2005.
      The Board of Directors of the Company has adopted a policy on benefits available to directors. The policy provides for a limited number of complimentary entertainment tickets for the personal use of directors, as well as complimentary rooms, food and beverages for directors and their spouses or significant others when staying at a Company property on Company business and for complimentary rooms only when not on Company business. The policy further provides for a limited number of discounted rooms, on a space available basis, for friends and family of directors staying at a Company property.
      Under the Company’s former Nonqualified Stock Option Plan, members of the Company’s Board of Directors who were not full-time employees of the Company received an initial grant of 20,000 stock options, and subsequent yearly grants of 10,000 stock options during their respective terms as directors. Effective May 3, 2005, the Company replaced the foregoing stock option grant program for such directors with a new stock option grant program pursuant to the Company’s 2005 Omnibus Incentive Plan. Pursuant to the new stock option grant program, members of the Company’s Board of Directors who are not full-time employees of the Company would receive an initial grant of 15,000 stock options and subsequent yearly grants of 15,000 stock options during their respective terms as directors. In November 2005, the annual grants were increased to 20,000 stock options and the subsequent yearly grants were increased to 20,000 stock options during their respective terms as directors. Mr. Kerkorian waived his right to receive stock options from the Company for service on the Company’s Board of Directors. Furthermore, commencing in 2006, the Compensation Committee determined that future awards to non-employee directors would be in the form of stock appreciation rights.
      During 2005, Alexander M. Haig, Jr., a member of the Board of Directors of the Company, rendered consulting services to the Company, for which he received a fee of $50,000.

Corporate Governance
      New York Stock Exchange Listing Standards. The Corporate Governance Rules of the Exchange were adopted in 2003. Certain provisions of the new rules are not applicable to “controlled companies,” defined by such rules to be companies of which more than 50 percent of the voting power is held by an individual, a group or another company. The Company currently is a “controlled company” under this definition by virtue of the ownership by Tracinda in excess of 50 percent of the voting power of the Common Stock and the ability to elect the entire Board of Directors. Accordingly, the Company has chosen to take advantage of certain of the exemptions provided in the new rules, specifically, the exemptions to the requirements that listed companies have (i) a majority of independent directors (although a majority of the Company’s directors are independent) and (ii) a nominating/governance committee composed entirely of independent directors.
      Independence of Directors. Pursuant to the Corporate Governance Rules of the Exchange, the Board of Directors assesses each director’s independence annually by reviewing any potential conflicts of interest and outside affiliations, based on the standards set forth below. The Board of Directors has determined that Ms. Herman, Ms. McKinney-James and Messrs. Aljian, Davis, Haig, Hernandez, Kerkorian, Popeil and Wolzinger, who constitute a majority of the Board, are independent within the meaning of the rules of the Exchange.
      Under the standards of independence adopted by the Board of Directors, a director is deemed to be independent only if the Board of Directors determines that such director satisfies each of the criteria set forth below:

•	No Material Relationship. The director does not have any material relationship with the Company.

•	Employment. The director is not, and has not been at any time in the past three years, an employee of the Company. In addition, no member of the director’s immediate family is, or has been in the past three years, an executive officer of the Company.

•	Other Compensation. The director or immediate family member has not received more than $100,000 in direct compensation from the Company during any 12-month period within the past three years, other than in the form of director fees, pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service. Compensation received by a director for former service as an interim Chairman, CEO or other executive officer or compensation received by an immediate family member for services as an employee (other than an executive officer) of the Company need not be considered in determining independence under this standard.

•	Auditor Affiliation. The director is not a current partner or employee of the Company’s internal or external auditors; no member of the director’s immediate family is a current partner of the Company’s internal or external auditors or a current employee of such auditors who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice; and the director or an immediate family member has not been within the past three years a partner or employee of the Company’s internal or external auditors and has not personally worked on the Company’s audit within that time.

•	Interlocking Directorships. The director or an immediate family member is not, and has not been within the past three years, employed as an executive officer by another entity where any of the Company’s present executive officers at the same time serves or served on that entity’s compensation committee.

•	Business Transactions. The director is not an employee, or an immediate family member is not an executive officer, of another entity that, during any one of the past three fiscal years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues.
      For the purposes of determining whether a director who is a member of the Audit Committee is independent, the Company applies additional independence standards, including those set forth in Rule 10A-3 of the Exchange Act, and the Corporate Governance Rules of the Exchange applicable to audit committee composition.
      Code of Conduct. The Board of Directors has adopted a Code of Conduct and Ethics and Conflict of Interest Policy (the “Code of Conduct”) that applies to all of the Company’s directors and officers and certain of its employees, including the chief executive officer and the chief financial officer, who is also the principal accounting officer. In addition, the Code of Conduct applies to all personnel of the Company and its operating subsidiaries at the Vice President or more senior level, and to all accounting and finance personnel, and those personnel serving in such other categories as the Company designates from time to time. The Code of Conduct establishes policies and procedures that the Board believes promote the highest standards of integrity, compliance with the law and personal accountability. The Company’s Code of Conduct and amendments and waivers thereto are posted on the Company’s website at www.mgmmirage.com under the caption “Investor Relations — Corporate Governance — Code of Conduct” and is provided to all new directors, new officers and certain new employees and distributed annually to all directors, officers and certain employees of the Company, each of whom is required to acknowledge in writing his or her receipt and understanding thereof and agreement to adhere to the principles contained therein.
      Nomination of Directors. The Board of Directors does not have a standing nominating committee, and as a “controlled company” as defined by the Exchange’s corporate governance rules, the Company is not required to have a nominating committee comprised solely of independent directors. Identification, consideration and nomination of potential candidates to serve on the Board of Directors are conducted by the entire Board of Directors. The Board of Directors believes it is in the best interests of the Company to avail itself of the extensive business and other experience of each member of the Board, including directors who may not be deemed “independent,” in identifying, evaluating and nominating potential candidates to serve as directors.
      In determining the criteria for membership, the Board considers the appropriate skills and personal characteristics required in light of the then-current makeup of the Board and in the context of the perceived needs of the Company at the time, including the following experience and personal attributes: financial acumen; general business experience; industry knowledge; diversity; special business experience and expertise; leadership abilities; high ethical standards; independence; interpersonal skills; and overall effectiveness. The Board of Directors may receive recommendations for Board candidates from various sources, including the Company’s directors, management and stockholders. In addition, the Board may engage an independent executive search firm to assist in identifying qualified candidates.
      The Board will review all recommended candidates in the same manner regardless of the source of the recommendation. Recommendations from public stockholders should be in writing and addressed to: Corporate Secretary, MGM MIRAGE, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications, and must include the proposed candidate’s name, address, age and qualifications together with the information required under federal securities laws and regulations. Such communication must be received in a timely manner and also include the recommending stockholder’s name, address and the number of shares of the Common Stock, and the length of time, beneficially held. See “Notice Concerning Stockholder Proposals and Nominations.”
      Presiding Director. In accordance with the applicable rules of the Exchange, the Board of Directors has scheduled regular executive sessions of the non-management directors in which directors have an opportunity to meet outside the presence of management. Such sessions are chaired by Mr. Hernandez, as Presiding Director, who was elected by, and serves at the pleasure of, the Board of Directors. The Presiding Director was selected by a majority of the non-management directors and is responsible for convening such sessions and setting the agenda.
      Stockholder Communications with the Board. The Board of Directors has established a process for stockholders to communicate with members of the Board, including the non-management directors and the Presiding Director. All such communications should be in writing and should be addressed to the Corporate Secretary, MGM MIRAGE, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. All inquiries are reviewed by the Corporate Secretary, who forwards to the Board a summary of all such correspondence and copies of all communications that he determines requires their attention. Matters relevant to other departments of the Company are directed to such departments with appropriate follow-up to ensure that inquiries are responded to in a timely manner. Matters relating to accounting, auditing and/or internal controls are referred to the Chairman of the Audit Committee and included in the report to the Board, together with a report of any action taken to address the matter. The Board of Directors or the Audit Committee, as the case may be, may direct such further action deemed necessary or appropriate.
      Corporate Governance Guidelines. The Board of Directors has adopted corporate governance guidelines for the Company (“Guidelines”) setting forth the general principles governing the conduct of the Company’s business and the role, functions, duties and responsibilities of the Board of Directors, including, but not limited to such matters as (i) composition, (ii) membership criteria, (iii) orientation and continuing education, (iv) committees, (v) compensation, (vi) meeting procedures and (vii) annual evaluation. In addition to the foregoing, the Guidelines provide for management succession planning, communications with the Board and a code of conduct governing all directors, officers and certain employees of the Company. The Company believes that the Guidelines are in compliance with the listing standards adopted in 2003 by the Exchange. The Guidelines are posted and maintained on the Company’s website at www.mgmmirage.com under the caption “Investor Relations — Corporate Governance — Guidelines,” and a copy will be made available to any stockholder who requests it from the Company’s Secretary.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
      The following table summarizes the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 2005, 2004 and 2003, of the following: (i) the Chief Executive Officer of the Company; and (ii) the other four most highly compensated executive officers of the Company at December 31, 2005 (collectively, the “Named Executives”).
Summary Compensation Table

					Long-Term
					Compensation Awards
	Annual Compensation
					Restricted	Shares
				Other	Stock	Underlying	All Other
		Salary	Bonus	Annual	Awards	Options	Compensation
Name and Principal Position	Year	(A)	(B)	(C)	(D)	(E)	(F)

J. Terrence Lanni	2005	$2,000,000	$6,089,729	$661,857	—	1,200,000	$849,036
Chairman and Chief Executive Officer	2004	2,000,000	3,393,553	612,114	—	—	817,162
	2003	2,000,000	1,989,345	504,921	—	1,400,000	812,350
Robert H. Baldwin	2005	$1,500,000	$4,562,205	$—	—	600,000	$461,793
President and Chief Executive Officer —	2004	1,500,000	2,542,327	25,225	—	—	473,554
Mirage Resorts, Incorporated	2003	1,500,000	1,490,345	11,345	—	1,200,000	500,081
John T. Redmond	2005	$1,422,308	$4,562,205	$—	—	600,000	$329,607
President and Chief Executive Officer —	2004	1,300,000	2,201,837	—	—	—	282,219
MGM Grand Resorts, LLC	2003	1,300,000	1,290,745	4,981	—	1,000,000	300,123
James J. Murren	2005	$1,315,385	$4,562,205	$100,747	—	700,000	$375,432
President, Chief Financial Officer and	2004	1,200,000	2,031,592	54,865	—	—	274,830
Treasurer	2003	1,200,000	1,190,946	62,807	—	1,000,000	259,160
Gary N. Jacobs	2005	$700,000	$2,468,167	$24,972	—	400,000	$357,345
Executive Vice President, General	2004	700,000	1,180,366	24,924	—	—	274,590
Counsel and Secretary	2003	700,000	691,946	11,883	—	600,000	243,094

(A)	On September 16, 2005, the Company entered into new Employment Agreements with the Named Executive Officers, which new employment agreements extended the term of the employment contracts of each of the Named Executives from July 3, 2006 to January 4, 2010. The employment agreements provide for the following minimum salaries: Mr. Lanni, $2,000,000; Mr. Baldwin, $1,500,000; Mr. Redmond from $1,300,000 to $1,500,000 effective May 10, 2005; Mr. Murren, from $1,200,000 to $1,500,000 effective August 1, 2005; and Mr. Jacobs, $700,000.

(B)	In 2006, the Named Executives received bonuses for the 2005 fiscal year pursuant to the Company’s Annual Performance-Based Incentive Plan for executive officers as follows: Mr. Lanni, $5,000,000; Mr. Baldwin, $4,562,205; Mr. Redmond, $3,951,196; Mr. Murren, $3,645,691; and Mr. Jacobs, $2,118,167. In addition, the Committee determined to award additional bonuses for 2005 outside of the Performance-Based Incentive Plan to certain of the senior executives as follows: Mr. Lanni, $1,089,729; Mr. Redmond, $611,009; Mr. Murren, $916,514; and Mr. Jacobs, $350,000. In 2005, the Named Executives received bonuses for the 2004 fiscal year pursuant to the Company’s Annual Performance-Based Incentive Plan for executive officers as follows: Mr. Lanni, $3,393,553; Mr. Baldwin, $2,542,327; Mr. Redmond, $2,201,837; Mr. Murren, $2,031,592; and Mr. Jacobs, $1,180,366. In 2004, the Named Executives received bonuses for the 2003 fiscal year pursuant to the Company’s Annual Performance-Based Incentive Plan for executive officers as follows: Mr. Lanni, $1,989,345; Mr. Baldwin, $1,490,345; Mr. Redmond, $1,290,745; Mr. Murren, $1,190,946; and Mr. Jacobs, $691,946.

(C)	Other annual compensation consists of the value of personal use of Company aircraft, which was determined based on incremental cost to the Company. Incremental cost for all years shown was calculated based on average variable operating cost per flight hour multiplied by flight hours for each Named Executive Officer, less any amounts reimbursed by such Named Executive Officer based on Standard Industrial Fare Level (SIFL) rates. The average variable operating cost per hour was calculated based on aggregate variable costs for each year, including fuel, engine reserves, repair and maintenance costs, travel expenses for flight crew, landing costs, related catering and miscellaneous handling charges, divided by aggregate hours flown. Fixed costs, such as flight crew salaries, wages and other employment costs, training, depreciation, hanger rent, utilities, insurance and taxes, are not included in incremental cost since these expenses are incurred by the Company irrespective of personal use of aircraft. The amounts reported above reflect a change in the valuation methodology from prior years in which the cost of personal use of Company aircraft had been calculated using the SIFL tables found in tax regulations, and amounts reported for 2003 and 2004 have been restated to reflect this change.

(D)	At December 31, 2005, the Named Executive Officers held shares of restricted stock valued (based upon the market price of the Common Stock of $36.67 on December 30, 2005, which was the closing price of our common stock on the last trading day of 2005), as follows: Mr. Lanni: 150,000 shares valued at $5,500,500; each of Messrs. Baldwin, Redmond and Murren: 75,000 shares valued at $2,750,250; and Mr. Jacobs: 25,000 shares valued at $916,750. Dividends, if any, are paid on the restricted shares at the same rate as paid to holders of the Company’s Common Stock. No dividends were paid in 2005. The restrictions on all such shares are scheduled to lapse on June 3, 2006.

(E)	During 2005, the only long-term compensation issued to Named Executives was nonqualified stock options issued pursuant to the Company’s 2005 Omnibus Incentive Plan. No grants were made under either the Nonqualified Stock Option Plan or the Incentive Stock Option Plan in 2004. During 2003, the only long-term compensation issued to Named Executives was nonqualified stock options issued pursuant to the Company’s Nonqualified Stock Option Plan.

(F)	The amounts in this column represent the Company match under its 401(k) plan, the Company match under its Deferred Compensation Plan (the “DCP”), the Company contribution under its Supplemental Executive Retirement Plan (the “SERP”), group life insurance premiums paid for the benefit of the Named Executives, reimbursement of medical expenses and associated taxes, and premiums for long term disability insurance for the benefit of the Named Executives as reflected in the following table:

All Other Compensation 2005

				Insurance
	401(k)	DCP	SERP	Premiums and
Name	Match	Match(1)	Contribution(2)	Benefits	Total

Mr. Lanni	$4,200	$75,800	$716,956	$52,080	$849,036
Mr. Baldwin	4,200	55,800	374,904	26,889	461,793
Mr. Redmond	4,200	55,800	258,733	10,874	329,607
Mr. Murren	4,200	55,800	207,112	108,320	375,432
Mr. Jacobs	4,200	23,800	151,018	178,327	357,345

(1)	The Company implemented the DCP, which is a nonqualified deferred retirement plan effective January 1, 2001 for certain key employees. The plan allows participants to defer, on a pre-tax basis, a portion of their salary and bonus and accumulate tax deferred earnings, plus investment earnings on the deferred balances, as a retirement fund. Participants receive a Company match of up to 4% of salary, net of any Company match received under the Company’s 401(k) plan. All employee deferrals vest immediately. The Company matching contributions vest ratably over a three-year period.

(2)	The Company implemented the SERP effective January 1, 2001 for certain key employees. The SERP is a nonqualified plan under which the Company makes quarterly contributions that are intended to provide a retirement benefit that is a fixed percentage of a participant’s estimated final five-year average annual salary, up to a maximum of 65%. Company contributions and investment earnings on the contributions are tax- deferred and accumulate as a retirement fund. Employees do not make contributions under this plan. A portion of the Company contributions and investment earnings thereon vests after three years of SERP participation and the remaining portion vests after both five years of SERP participation and 10 years of continuous service. The plan provides for defined contributions and the amount of the benefit is not guaranteed.

Option Grants in Last Fiscal Year
      The table below sets forth certain information regarding options granted during 2005 to the Named Executives.

	Individual Grants

		Percentage of			Assumed Annual Rate of Stock
		Total Options	Exercise		Price Appreciation for
	Number of Securities	Granted to	Price		Option Term (B)
	Underlying Options	Employees in	Per	Expiration
Name	Granted (A)	Fiscal Year	Share	Date	5%	10%

J. Terrence Lanni	1,100,000	7.5%	$34.05	05/03/12	$15,247,946	$35,534,199
J. Terrence Lanni	100,000	0.7%	34.36	05/10/12	1,398,797	3,259,792
Robert H. Baldwin	600,000	4.1%	34.05	05/03/12	8,317,062	19,382,290
John T. Redmond	600,000	4.1%	34.05	05/03/12	8,317,062	19,382,290
James J. Murren	600,000	4.1%	34.05	05/03/12	8,317,062	19,382,290
James J. Murren	100,000	0.7%	34.36	05/10/12	1,398,797	3,259,792
Gary N. Jacobs	400,000	2.7%	34.05	05/03/12	5,544,708	12,921,527

(A)	The options have a seven-year term, with 20% of the options becoming exercisable on each of the first through fifth anniversary dates of the grant.

(B)	These amounts represent the stated assumed rates of appreciation only. Actual gains, if any, on the stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock.
Aggregated Option Exercises in Fiscal 2005 and Fiscal Year-End Option Values
      The following table sets forth option exercises and year-end value tables for the Named Executives.

			Number of Shares
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options
	Shares		December 31, 2005		at December 31, 2005 (A)
	Acquired	Value
	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	(#)	($)	(#)	(#)	($)	($)

J. Terrence Lanni	820,000	$21,938,199	280,000	2,040,000	$6,700,400	$23,214,200
Robert H. Baldwin	1,440,000	32,013,837	480,000	1,320,000	11,486,400	18,801,600
John T. Redmond	816,676	23,304,475	—	1,200,000	—	15,930,000
James J. Murren	150,000	5,166,293	1,850,000	1,300,000	47,573,155	16,161,000
Gary N. Jacobs	250,000	6,691,629	727,800	760,000	14,565,971	9,662,800

(A)	Amount represents the difference between the aggregated option price of unexercised in-the-money options and a $36.67 market price on December 30, 2005, which was the closing price of our common stock on the last trading day of 2005.
Equity Compensation Plan Information

	Number of Securities		Number of Securities
	to Be Issued Upon	Weighted-Average	Remaining Available
	Exercise of Outstanding	Exercise Price of	for Future Issuance
	Options, Warrants	Outstanding Options,	Under Equity
Plan Category	and Rights	Warrants and Rights	Compensation Plans

Equity compensation plans approved by security holders	34,607,000	$22.85	6,540,000
Equity compensation plans not approved by security holders(a)	—	—	—

(a)	In May 2002, the Board of Directors approved a restricted stock plan, not approved by security holders, under which 1,806,000 shares were issued. In November 2002, the Board of Directors determined that no more restricted stock awards would be granted under such plan. At December 31, 2005, there were 834,000 restricted shares outstanding, all of which will become unrestricted in 2006.
COMPENSATION AND STOCK OPTION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION
Compensation Policies
      The Compensation Committee of the Board of Directors is responsible for establishing, monitoring and implementing the policies governing the compensation of the Company’s executives. These policies can be summarized as follows:

1. The Company’s compensation programs should be effective in attracting, motivating and retaining key executives;

2. There should be a correlation between the compensation awarded to an executive, the performance of the Company as a whole, and the executive’s individual performance; and

3. The Company’s compensation programs should provide the executives with a financial interest in the Company similar to the interests of the Company’s stockholders.
      During 2005, the Company’s executives were eligible to be compensated through a combination of salary, performance bonuses and long-term incentive arrangements (where appropriate) and grants of stock compensation under the Company’s 2005 Omnibus Incentive Plan (which replaced the Company’s Nonqualified Stock Option Plan and Incentive Stock Option Plan). The annual salaries of the executives are reviewed from time to time and adjustments are made where necessary in order for their salaries to be competitive with the salaries paid by companies included in the Dow Jones U.S. Gambling Index (the “Casinos Group”).
      Performance bonuses, where appropriate, are usually determined after the end of the Company’s fiscal year based on an assessment of the Company’s results and the level of an individual’s particular performance for that year. Long-term incentive arrangements, on a case-by-case basis, may be determined as part of an overall compensation package in conjunction with demonstrable enhancements to stockholder values. The Company did not enter into any long-term incentive arrangement with any executive in 2005, except for an arrangement whereby Mr. Jacobs will receive a bonus of $350,000 upon the opening of MGM Grand Macau, of which the Company owns 50%.
      The Company’s Annual Performance-Based Incentive Plan for Executive Officers (the “Incentive Plan”) provides for performance-based bonuses for executives who are “covered employees” under Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to such company’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. The policy of the Compensation Committee is to structure the performance-based portion of the compensation of its executive officers in a manner that complies with Section 162(m) whenever, in the judgment of the Compensation Committee, to do so would be consistent with the compensation policies described above.
      Each year, the Compensation Committee sets the measure to be used in determining participants’ eligibility for bonuses under the Incentive Plan. The performance measure for 2005 was based on achievement by the Company of pretax operating income (excluding extraordinary items and certain non-extraordinary items, including gains or losses from the sale of discontinued operations and write-downs or write-ups of the value of certain assets). The Compensation Committee determines whether any bonus award will be made, even if the performance measure is met, and the amount of such bonus, provided that no bonus award under the plan may exceed $5,000,000 and, assuming approval of Proposal 2 by the Company’s stockholders, $8,000,000.

      The minimum performance goal set by the Compensation Committee for 2005 was exceeded, and accordingly, the Company’s senior executives qualified for bonuses for 2005 under the Incentive Plan. In determining whether to grant any bonuses to such executives for 2005, the Compensation Committee also considered the successful achievement of certain other Company goals, including the acquisition of Mandalay Resort Group. Based upon the factors and compensation policies discussed above, the Compensation Committee determined, on March 1, 2006, to grant bonuses for 2005 to the Company’s senior executives pursuant to the Annual Performance-Based Incentive Plan as follows: Mr. Lanni, $5,000,000; Mr. Baldwin, $4,562,205; Mr. Redmond, $3,951,196; Mr. Murren, $3,645,691; and Mr. Jacobs, $2,118,167. In addition, the Compensation Committee determined to award additional bonuses for 2005 outside of the Incentive Plan to certain of the senior executives. In recognition of their contributions to the Company and pursuant to the employment agreements of Messrs. Redmond and Murren, the following additional bonuses for 2005 were awarded by the Compensation Committee: Mr. Lanni, $1,089,729; Mr. Redmond, $611,009; Mr. Murren, $916,514; and Mr. Jacobs, $350,000, none of which amounts are deductible by the Company for federal income tax purposes pursuant to Section 162(m).
      The Compensation Committee believes that a significant component of the compensation paid to the Company’s executives over the long term should be derived from stock appreciation rights, stock options or other forms of stock compensation. Under the Company’s 2005 Omnibus Incentive Plan, all stock appreciation rights granted are to be settled in the Company’s common stock. The Compensation Committee strongly believes that stock ownership in the Company is a valuable incentive to executives and that the grant of stock appreciation rights, stock options or other forms of stock compensation to them serves to align their interests with the interests of the stockholders as a whole and encourages them to manage the Company for the long term. The Compensation Committee determines whether to grant stock appreciation rights, stock options or other forms of stock compensation, as well as the amount of the grants, by taking into account, in the following order of importance, the individual’s past and prospective value to the Company, the performance of the proposed recipient (based upon evaluations by the executive’s superior or the Board of Directors) and the amount of stock compensation previously granted. The Compensation Committee, in 2005, determined to grant the Company’s senior executives stock options pursuant to the Company’s 2005 Omnibus Incentive Plan as follows: Mr. Lanni, 1,200,000 options; Mr. Baldwin, 600,000 options; Mr. Redmond, 600,000 options; Mr. Murren, 700,000 options; and Mr. Jacobs, 400,000 options.
Compensation Awarded to the Chief Executive Officer
      J. Terrence Lanni served as Chairman of the Board and Chief Executive Officer of the Company from July 1995 through December 1999, at which time he resigned as Chief Executive Officer but remained as Chairman of the Board in a non-executive officer capacity. Effective February 2000, Mr. Lanni resumed his full-time executive officer status with the Company, retaining the title of Chairman of the Board. Effective March 2001, Mr. Lanni reassumed the title of Chief Executive Officer of the Company. As a result of its periodic review of compensation paid by companies in the Casinos Group and in order to realize the benefits of continuity and stability from the Company’s successful management team by securing their long-term services, in September 2005, the Compensation Committee approved an extension of the term of Mr. Lanni’s employment contract from July 3, 2006 to January 4, 2010.
      As Chief Executive Officer, Mr. Lanni was eligible in 2005 to participate in the same executive compensation plans available to the Company’s other senior executives, including the Incentive Plan and the 2005 Omnibus Incentive Plan. The performance measure for the Incentive Plan in 2005 was based upon achievement by the Company of pretax operating income, as described above. The Compensation Committee determined, on March 1, 2006, to grant a bonus of $5,000,000 to Mr. Lanni for 2005 pursuant to the Incentive Plan. In addition, the Compensation Committee determined to award Mr. Lanni an additional bonus of $1,089,729 outside of the Incentive Plan in recognition of his contributions to the Company in 2005. In May 2005, the Compensation Committee granted 1,200,000 options to Mr. Lanni pursuant to the 2005 Omnibus Incentive Plan as an additional incentive to him to remain with the Company and after taking into account, in the following order of importance, Mr. Lanni’s past and prospective value to the Company, his performance (based upon evaluations by the Board of Directors) and the amount of stock compensation previously granted to him.

JAMES D. ALJIAN, Chairman
WILLIE D. DAVIS
ROSE MCKINNEY-JAMES
RONALD M. POPEIL
MELVIN B. WOLZINGER
The foregoing report of the Compensation and Stock Option Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.
AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors (the “Audit Committee”) consists of Mr. Hernandez (Chair), Ms. Herman and Ms. McKinney-James. The Board of Directors has determined that Mr. Hernandez, Ms. Herman and Ms. McKinney-James meet the current independence and experience requirements of the Exchange’s listing standards.
      The Audit Committee’s responsibilities are described in a written charter adopted by the Board of Directors. The charter is posted on the Company’s website at www.mgmmirage.com under the caption “Investor Relations — Corporate Governance — Audit Committee.” The Audit Committee is responsible for providing independent, objective oversight of the Company’s financial reporting system. Amongst its various activities, the Audit Committee reviews:

1. The adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements;

2. The independence and performance of the Company’s internal auditors and independent accountants; and

3. The Company’s compliance with legal and regulatory requirements.
      The Audit Committee meets regularly in open sessions with the Company’s management, independent accountants and internal auditors to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. In addition, the Audit Committee meets regularly in closed sessions with the Company’s management, independent accountants and internal auditors to review the foregoing matters. The Audit Committee also recommends to the Board of Directors the appointment of the independent accountants, and periodically reviews their performance and independence from management.
      The Audit Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The discussions with Deloitte & Touche LLP also included the matters required by Statement on Auditing Standards No. 61 (communication with Audit Committees), as well as the written disclosures and delivery of the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).
      The Audit Committee also: (i) reviewed and discussed with management, the Company’s internal auditors and Deloitte & Touche LLP the Company’s internal control over its financial reporting process; (ii) monitored management’s review and analysis of the adequacy and effectiveness of those controls and processes; and (iii) reviewed and discussed with management and Deloitte & Touche LLP their respective assessment of the effectiveness and adequacy of the Company’s internal control over financial reporting.

      Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

ROLAND HERNANDEZ, Chairman
ALEXIS HERMAN
ROSE MCKINNEY-JAMES
The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION
      Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company’s Common Stock against the cumulative total return of the Dow Jones US Equity Market Index and the Dow Jones US Gambling Index for the five-year period which commenced December 31, 2000 and ended December 31, 2005.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG MGM MIRAGE, THE DOW JONES US EQUITY MARKET INDEX
AND THE DOW JONES US GAMBLING INDEX

*	$100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

	Cumulative Total Return

	12/00	12/01	12/02	12/03	12/04	12/05

MGM MIRAGE	100.00	102.42	116.97	133.43	258.06	260.19
DOW JONES US EQUITY MARKET	100.00	88.08	68.64	89.74	100.52	106.88
DOW JONES US GAMBLING	100.00	110.20	121.27	187.53	249.58	253.18

CERTAIN TRANSACTIONS
      On September 16, 2005, the Company entered into new employment agreements with J. Terrence Lanni, Robert H. Baldwin, John T. Redmond, James J. Murren and Gary N. Jacobs, which engage each of them through January 4, 2010. Pursuant to each respective employment agreement, Mr. Lanni has agreed to serve as Chairman of the Board and Chief Executive Officer of the Company, Mr. Baldwin has agreed to serve as President and Chief Executive Officer of Mirage Resorts, Incorporated, Mr. Redmond has agreed to serve as President and Chief Executive Officer of MGM Grand Resorts, Mr. Murren has agreed to serve as President, Chief Financial Officer and Treasurer of the Company and Mr. Jacobs has agreed to serve as Executive Vice President, General Counsel and Secretary of the Company.
      Each employment agreement provides for an annual base salary for each executive officer as follows: $2,000,000 for Mr. Lanni, $1,500,000 for Mr. Baldwin, $1,500,000 for Mr. Redmond, $1,500,000 for Mr. Murren and $700,000 for Mr. Jacobs. Each executive officer is also entitled to an annual bonus, and for calendar year 2005, Mr. Redmond and Mr. Murren each received an additional special bonus. The executive officers are entitled to certain other benefits and perquisites, which are discussed in detail in each of the employment agreements.
      The Company may terminate any of the employment agreements for good cause. In such event, the executive officer will be entitled to exercise his vested stock options in accordance with their terms as of the date of termination. If the agreement is terminated as a result of death or disability, the executive officer (or his beneficiary) will be entitled to receive his salary for a 12-month period following such termination and a prorated portion of any bonus attributable to the fiscal year in which the death or disability occurs. Additionally, the executive officer (or his beneficiary) will be entitled to exercise those of his unexercised options that would have vested as of the first anniversary of the date of termination, and all shares of restricted stock will immediately vest.
      If the Company terminates any of the employment agreements for other than good cause, the Company will pay the executive officer’s salary for the remaining term of the agreement and his bonus during the 12 month period (or shorter period if the termination occurs within the last year of the term) during which he is restricted from working for or otherwise providing services to a competitor of the Company (“Restrictive Period”). Additionally, each of the Agreements provide that for the remainder of the term, (i) all unvested stock options and unvested restricted stock held will vest in accordance with their terms, (ii) the Company will provide contributions, on the executive officer’s behalf, to the supplemental executive retirement plans (“SERPs”) and deferred compensation plans (“DCPs”) and (iii) certain other employee benefits, such as health and life insurance will continue. Notwithstanding the foregoing, all compensation and benefits are subject to mitigation if an executive officer works for or otherwise provides services to a third party.
      If an executive officer seeks to terminate his employment agreement for good cause, he must give the Company 30 days notice to cure the breach. If such breach is not cured (and the Company does not invoke its right to arbitration), the termination will be treated as a termination for other than good cause by the Company as described in the preceding paragraph. However, if the Company invokes its arbitration right, the executive officer must continue to work until the matter is resolved, otherwise it becomes a termination by him without cause. In such event, the executive officer will be entitled to exercise his vested stock options in accordance with their terms and to receive all other vested benefits and compensation, provided, however, that the executive officer will be restricted from working for or otherwise providing services to a competitor of the Company during the Restrictive Period.
      If there is a change of control of the Company, all of the executive officer’s unvested stock options and unvested restricted stock will fully vest. Furthermore, the executive officer may terminate his employment agreement upon delivery of 30 days prior notice to the Company, no later than 90 days following the date of the change of control. In such event, the Company will pay the executive officer a lump sum payment equal to the sum of (x) his unpaid salary through the end of the term of the agreement, and (y) an amount in lieu of his bonus (the calculation of which is further described therein). Additionally, through the end of the term, the Company will provide contributions, on his behalf, to the SERPs and DCPs in accordance with their terms and certain employee benefits, such as health and life insurance.

      Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, a law firm of which Terry Christensen, a former member of the Board of Directors of the Company, is a partner and Gary N. Jacobs, Executive Vice President, General Counsel and Secretary and a director of the Company, is of counsel (see “Election of Directors”), has performed extensive legal services for the Company. Such services rendered relate to litigation, sales of securities, financing transactions, acquisitions and dispositions of certain assets and operations, tax matters and other business transactions, contracts and agreements. For the year ended December 31, 2005, the Company paid legal fees to Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP in the amount of $11,727,596. In 2005, Gary N. Jacobs received $11,555 from Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, which payment was related to participation in fees received from clients unrelated to the Company. Mr. Jacobs had been a senior partner of the firm, and left that position on becoming employed by the Company. He continues with the law firm in an of counsel capacity. The foregoing payment was a fixed contractual obligation of the law firm, and was payable without regard to any legal services rendered to the Company.
      During 2005, Alexander M. Haig, Jr., a member of the Board of Directors of the Company, rendered consulting services to the Company, for which he received a fee of $50,000.
      Robert H. Baldwin, a director of the Company, President and Chief Executive Officer of Mirage Resorts, Incorporated and President of Project CC, LLC, is a director of the Keep Memory Alive Foundation. For the year ended December 31, 2005, the Company made a contribution of cash, goods and services to the Keep Memory Alive Foundation in the aggregate amount of $172,000, and the Keep Memory Alive Foundation purchased goods and services from the Company and its subsidiaries in the amount of $516,255.
      James J. Murren, President, Chief Financial Officer and Treasurer and a director of the Company, was a founder of and currently serves as a Director of the Nevada Cancer Institute, a non-profit organization. Gary N. Jacobs, Executive Vice President, General Counsel and Secretary and a Director of the Company, serves as a Director of the Nevada Cancer Institute, and Mr. Murren’s wife, Heather Hay Murren, serves as a Director and the President of the Nevada Cancer Institute. For the year ended December 31, 2005, the Company made contributions of cash, goods and services to the Nevada Cancer Institute in the amount of $1,142,070, and the Nevada Cancer Institute purchased goods and services from the Company and its subsidiaries in the amount of $328,687.
      Under the Company’s former Nonqualified Stock Option Plan, members of the Company’s Board of Directors who were not full-time employees of the Company received an initial grant of 20,000 stock options, and subsequent yearly grants of 10,000 stock options during their respective terms as directors. Effective May 3, 2005, the Company replaced the foregoing stock option grant program for such directors with a new stock option grant program pursuant to the Company’s 2005 Omnibus Incentive Plan. Pursuant to the new stock option grant program, members of the Company’s Board of Directors who are not full-time employees of the Company would receive an initial grant of 15,000 stock options and subsequent yearly grants of 15,000 stock options during their respective terms as directors. In November 2005, the annual grants were increased to 20,000 stock options and the subsequent yearly grants were increased to 20,000 stock options during their respective terms as directors. Mr. Kerkorian waived his right to receive stock options from the Company for service on the Company’s Board of Directors.
      During 2005, the Company rented office space from Tracinda for various business purposes. The aggregate amount of rental which was paid by the Company to Tracinda for the year ended December 31, 2005 was $46,332, which management believes to be at rates generally comparable to those offered to third parties.

      During 2005, the Company paid Tracinda $741,174 for the use of Tracinda’s aircraft, primarily for business travel to Asia related to the Company’s development initiatives. Management believes the rates paid to charter Tracinda’s aircraft were generally comparable to those offered by third parties.
      For the year ended December 31, 2005, Tracinda paid the Company the aggregate amount of $41,538 for usage of the Company’s aircraft. The rates charged by the Company for usage of its aircraft were mandated by Federal Aviation Administration regulations. In addition, Mr. Kirk Kerkorian, the sole stockholder of Tracinda, and Tracinda, collectively paid the Company the aggregate amount of $198,996 for hotel services provided by the Company. Tracinda also leases office space from MGM MIRAGE’s hotel affiliates, and in 2005, Tracinda paid the Company $5,833 for rent for such office space.
      Metro-Goldwyn-Mayer Inc. (together with its subsidiaries, “MGM, Inc.”) was formerly a company under common control with the Company, as Tracinda owned a majority of MGM, Inc. until April 2005, when MGM, Inc. was acquired by unrelated third parties in a merger transaction. Before the merger, MGM, Inc. paid the Company $21,339 for hotel services.
AMENDMENT TO ANNUAL PERFORMANCE-BASED
INCENTIVE PLAN FOR EXECUTIVE OFFICERS
Proposal No. 2
Description of the Amendment
      The Annual Performance-Based Incentive Plan (the “Incentive Plan”) is an annual bonus plan designed to provide certain senior executive officers with incentive compensation based upon the achievement of pre-established performance goals. The Incentive Plan is intended to provide an incentive for profitable growth and to motivate participating executive officers toward even higher achievement and operating results to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executive officers. The Chief Executive Officer and other executive officers of the Company who are among the four most highly compensated are eligible to participate in the Incentive Plan. The Incentive Plan is administered by the Compensation Committee.
      The Incentive Plan currently provides that the maximum annual bonus which may be paid under the plan is $5,000,000. In order to provide greater flexibility to the Compensation Committee in its determination of annual bonuses under the Incentive Plan, the Company believes that the Incentive Plan should be amended to increase the maximum annual bonus which the Compensation Committee may grant to any one participant under the Incentive Plan to $8,000,000 during any applicable performance period. As is presently the case, even if the performance goals are met for any particular year, the Compensation Committee will continue to be able to reduce or totally eliminate any participant’s bonus if it determines, in its sole and absolute discretion, that such a reduction or elimination is appropriate with respect to the participant’s performance or any other factors material to the goals, purposes, and administration of the Incentive Plan.
      The Compensation Committee has approved the Amended and Restated Annual Performance-Based Incentive Plan for submission to the Company’s stockholders, including an amendment to increase the ceiling on possible annual bonuses which may be paid under the Incentive Plan and to delete certain standards relating to the award of annual bonuses from the Incentive Plan.
The Board of Directors recommends a vote FOR approval of
the proposed amendment of the Incentive Plan.
Description of the Incentive Plan
      The Incentive Plan is designed to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the tax deductibility by the Company of compensation paid to certain executive officers to $1,000,000 per officer. Compensation paid pursuant to a plan approved by the stockholders that meets the requirements of Section 162(m) is exempted from this limitation and is fully deductible. A copy of the Incentive Plan as amended and restated is attached hereto as Appendix A.
      Within 90 days of the beginning of each calendar year, the Compensation Committee approves performance goals including specific performance objectives and establishes computation formulae or methods for determining each participant’s bonus for that year. The objectives include any one or more of the following business criteria for the Company as a whole or any of its subsidiaries or operating units: stock price; market share; gross revenue; pretax operating income; cash flow; earnings before interest, taxes, depreciation and amortization; earnings per share; return on equity; return on invested capital or assets; return on revenues; cost reductions and savings; productivity; equity capital raised; and consummation of debt and equity offerings. At or after the end of each calendar year, the Compensation Committee is, required by the terms of the Incentive Plan to certify in writing whether the pre-established performance goals and objectives have been satisfied in such year. The actual bonus award for any participant for such year shall then be determined based upon the pre-established computation formulae or methods. The Compensation Committee shall have no discretion to increase the amount of any participant’s bonus as so determined, but even if the performance goals are met for any particular year, the Compensation Committee may reduce or totally eliminate any participant’s bonus if it determines, in its sole and absolute discretion, that such a reduction or elimination is appropriate with respect to the participant’s performance or any other factors material to the goals, purposes, and administration of the Incentive Plan.
      Approved bonus awards under the Incentive Plan are payable in cash as soon as practicable after the end of each calendar year and after the Compensation Committee has certified in writing that the relevant performance goals were achieved. Awards that are otherwise payable to a participant who is not employed by the Company as of the last day of the calendar year will be prorated or eliminated pursuant to rules established by the Compensation Committee in accordance with the Incentive Plan. Each participant will recognize ordinary taxable income upon receipt of payments under the Incentive Plan.
      Amendments can be made to the Incentive Plan that can increase the cost of the plan to the Company and can alter the allocation of benefits among participating executive officers. However, no such amendment that is inconsistent with its purpose or with its compliance with applicable law and the requirements of Section 162(m) will be made without stockholder approval.
      Upon adoption of the proposed amendment to the Incentive Plan, the ceiling on possible annual bonuses which may be paid under the Incentive Plan will be increased.
New Plan Benefits
      Future awards under the Incentive Plan, as proposed to be amended, are discretionary and cannot be determined at this time. We have therefore not included a table reflecting any such awards. Furthermore, if the proposed amendment to the Incentive Plan had been adopted on January 1, 2005, the entire bonus payments to the named executive officers, including the $1,089,729, $611,009, $916,514, and $350,000 bonus payments made outside of the Incentive plan to Mr. Lanni for the fiscal year ended December 31, 2005 would have been awarded under the Incentive Plan.
The Board of Directors recommends a vote FOR adoption of this proposal.
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal No. 3
      The Audit Committee of the Board of Directors of the Company is scheduled to meet prior to the stockholders’ meeting to select, subject to ratification by the stockholders, the independent registered public accounting firm to audit the consolidated financial statements of the Company during the year ended December 31, 2006. It is anticipated that the Audit Committee will select the firm of Deloitte & Touche LLP, an independent registered public accounting firm.

      A representative of Deloitte & Touche LLP will be present at the stockholders’ meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.
The Board of Directors recommends a vote FOR adoption of this proposal.
Fees Paid To Auditors
      The following table sets forth fees paid to our auditors, Deloitte & Touche LLP, in 2005 and 2004 for audit and non-audit services.

	2005	2004

Audit Fees	$2,400,000	$1,664,000
Audit-Related Fees	60,000	54,000
Tax Fees	236,000	376,000
All other fees	29,000	—

Total	$2,725,000	$2,094,000

      The category of “Audit Fees” includes fees for our annual audit and quarterly reviews, the attestation reports on the Company’s internal control over financial reporting, accounting consultations, statutory audits required by gaming regulators and assistance with SEC filings.
      The category of “Audit-Related Fees” includes employee benefit plan audits, due diligence in connection with acquisitions and internal control reviews not associated with the attestation reports on the Company’s internal control over financial reporting.
      The category of “Tax Fees” includes tax consultation and planning fees and tax compliance services.
      The category of “All Other Fees” includes other consulting fees related primarily to the Company’s overseas development initiatives.
Pre-Approved Policies and Procedures
      Our current Audit Committee Charter contains our policies related to pre-approval of services provided by the independent auditor. The Audit Committee, or the Chairman of the Audit Committee to whom such authority was delegated by the Audit Committee, must pre-approve all services provided by the independent auditor. Any such pre-approval by the Chairman must be presented to the Audit Committee at its next scheduled meeting.
NOTICE CONCERNING STOCKHOLDER PROPOSALS AND NOMINATIONS
      Proposals of stockholders intended to be presented at the 2007 Annual Meeting of Stockholders, including nominations for directors, must be received by the Company on or before December 6, 2006 and must satisfy the requirements of Rule 14a-8 of Regulation 14A under the Exchange Act in order to be considered by the Board of Directors for inclusion in the form of proxy and proxy statement to be issued by the Board of Directors for that meeting. All such stockholder proposals and nominations should be submitted to the Secretary of the Company as follows: Corporate Secretary, MGM MIRAGE, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. With respect to the Annual Meeting of Stockholders for 2007, under Rule 14a-4 of Regulation 14A, the Company may exercise discretionary voting authority under proxies it solicits for that meeting to vote on any matter not specified in the proxy unless the Company is notified about the matter no later than February 17, 2007 and the stockholder satisfies the other requirements of Rule 14a-4(c).

OTHER INFORMATION
      The Company will bear all costs in connection with the solicitation of proxies. The Company intends to reimburse brokerage houses, custodians, nominees and others for their out-of-pocket expenses and reasonable clerical expenses related thereto. Officers, directors and regular employees of the Company and its subsidiaries may request the return of proxies from stockholders, for which no additional compensation will be paid to them.
      The Company’s Annual Report to Stockholders for the year ended December 31, 2005 accompanies this Proxy Statement.

By Order of the Board of Directors,

/s/ J. Terrence Lanni

Chairman of the Board
and Chief Executive Officer

APPENDIX A
MGM MIRAGE
AMENDED AND RESTATED ANNUAL PERFORMANCE-BASED
INCENTIVE PLAN FOR EXECUTIVE OFFICERS
PURPOSE
      The MGM MIRAGE Annual Performance-Based Incentive Plan For Executive Officers (the “Plan”) is an annual short-term incentive plan designed to reward executive officers of MGM MIRAGE (the “Company”), for achieving preestablished corporate performance goals. The Plan is intended to provide an incentive for superior performance and to motivate participating officers toward the highest levels of achievement and business results, to tie their goals and interests to those of the Company and its stockholders, and to enable the Company to attract and retain highly qualified executive officers. The Plan is also intended to preserve the Company’s tax deduction for bonus compensation paid to executive officers by meeting the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
ARTICLE 1
ELIGIBILITY AND PARTICIPATION
      Section 1.1 Participation in the Plan is limited to those executive officers of the Company who are officers among the named executives in the Company’s annual proxy statements; specifically, any individual who (a) at any time during the taxable year, served as the chief executive officer of the Company or acted in such capacity, or (b) is among the four highest compensated executive officers of the Company other than the chief executive officer. At or prior to the time performance objectives for a “Performance Period” are established, as defined in Section 2.2 below, the Compensation and Stock Option Committee (the “Committee”) of the Board of Directors (the “Board”) will designate in writing which executive officers among those eligible shall participate in the Plan for such Performance Period (the “Participants”).
ARTICLE 2
PLAN YEAR, PERFORMANCE PERIODS AND PERFORMANCE OBJECTIVES
      Section 2.1 The fiscal year of the Plan (the “Plan Year”) shall be the fiscal year beginning on January 1 and ending on December 31, which performance periods may be longer or shorter than a Plan Year. The performance period with respect to which bonuses shall be calculated and paid under the Plan (the “Performance Period”) shall generally be the Plan Year; provided, however, that the Committee shall have the authority to designate different Performance Periods under the Plan.
      Section 2.2 Within the first ninety days of each Performance Period, the Committee shall establish in writing, with respect to such Performance Period, one or more performance goals, a specific target objective or objectives with respect to such performance goals, and an objective formula or method for computing the amount of bonus compensation awardable to each Participant if the performance goals are attained. Notwithstanding the foregoing sentence, for any Performance Period, such goals, objectives and formulae must be established within that number of days, beginning on the first day of such Performance Period, which is no more than twenty-five percent of the total number of days in such Performance Period. The Committee shall be permitted to establish such goals, objectives and formulae with respect to each Participant without obtaining stockholder approval, unless the establishment of such goals, objectives and formulae is deemed a material term under the Plan pursuant to the Code requiring disclosure and approval by the stockholders.
      Section 2.3 Performance goals shall be based upon one or more of the following business criteria for the Company as a whole or any of its subsidiaries or operating units: stock price; market share; gross revenue; pretax operating income; cash flow; earnings before interest, taxes, depreciation and amortization; earnings per share; return on equity; return on invested capital or assets; return on revenues; cost reductions and savings; productivity; equity capital raised; consummation of debt and equity offerings. Measurements of the

Company’s or a Participant’s performance against the performance goals established by the Committee shall be objectively determinable and, to the extent they are expressed in standard accounting terms, shall be determined according to generally accepted accounting principles as in existence on the date on which the performance goals are established.
ARTICLE 3
DETERMINATION OF BONUS AWARDS
      Section 3.1 As soon as practicable after the end of each Performance Period (or such sooner time as the performance goals have been met), the Committee shall certify in writing to what extent the Company and the Participants have achieved the performance goal or goals for such Performance Period, including the specific target objectives and the satisfaction of any other material terms of the bonus award, and the Committee shall calculate the amount of each Participant’s bonus for such Performance Period based upon the performance goals, objectives, and computation formulae for such Performance Period established pursuant to Section 2.2 above. The Committee shall have no discretion to increase the amount of any Participant’s bonus as so determined, but may reduce or totally eliminate any Participant’s bonus if it determines, in its sole and absolute discretion, that such a reduction or elimination is appropriate with respect to the Participant’s performance or any other factors material to the goals, purposes, and administration of the Plan.
      Section 3.2 No Participant’s bonus for any Plan Year shall exceed the sum of $8,000,000.
ARTICLE 4
PAYMENT OF BONUS AWARDS
      Section 4.1 Approved bonus awards shall be payable by the Company in cash, stock or options to each Participant, or to the Participant’s estate in the event of the Participant’s death, as soon as practicable after the Committee has certified in writing pursuant to Section 3.1 that the relevant performance goals were achieved.
      Section 4.2 A bonus award that would otherwise be payable to a Participant who is not employed by the Company or one of its subsidiaries on the last day of a Performance Period or on such sooner date as the performance goals have been met may be prorated or not paid based on rules to be established by the Committee for the administration of the Plan.
ARTICLE 5
OTHER TERMS AND CONDITIONS
      Section 5.1 No bonus awards shall be paid under the Plan unless and until the material terms (within the meaning of the Code and regulations promulgated thereunder) of the Plan, including the business criteria described in Section 2.3 above, are approved by the stockholders by a majority of votes cast in a separate vote on the issue in person or by proxy (including abstentions to the extent abstentions are counted as voting under applicable state law).
      Section 5.2 No person shall have any legal claim to be granted an award under the Plan and the Committee shall have no obligation to treat Participants uniformly. Except as may be otherwise required by law, bonus awards under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Plan shall be payable from the general assets of the Company and no Participant shall have any claim with respect to any specific assets of the Company.
      Section 5.3 Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employ of the Company or any subsidiary or to obligate the Company or any subsidiary to maintain any employee’s compensation at any level.

      Section 5.4 The Company or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owed by the employee to the Company or any of its subsidiaries.
ARTICLE 6
ADMINISTRATION
      Section 6.1 All members of the Committee shall be persons who qualify as “outside directors” as defined under the Internal Revenue Code of 1986, as amended. Until changed by the Board, the Compensation Committee of the Board shall constitute the Committee hereunder.
      Section 6.2 The Committee shall have full power and authority to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.
      Section 6.3 Except with respect to matters which under the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan’s terms, including adopting and enforcing rules to decide procedural and administrative issues.
      Section 6.4 The Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof and of Company counsel (inside or retained counsel), public accountants and other professional or expert persons.
      Section 6.5 The Board reserves the right to amend or terminate the Plan in whole or in part at any time. Unless otherwise prohibited by applicable law, any amendment required to conform the Plan to the requirements of the Code may be made by the Committee. No amendment may be made to the class of individuals who are eligible to participate in the Plan or the performance criteria specified in Section 2.3 without stockholder approval unless stockholder approval is not required in order for bonuses paid to Participants to constitute qualified performance-based compensation under the Code.
      Section 6.6 No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person’s own fraud or bad faith.
      Section 6.7 The place of administration of the Plan shall be the State of Nevada, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware.

This Proxy will be voted as specified herein; if no specification is made, this Proxy will be voted for Items 1, 2 and 3.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1.	Election of Directors

FOR all nominees	WITHHOLD
named (except as	AUTHORITY
marked to the	for all nominee(s)
contrary)	named
☐	☐

Names of Nominees: 01 James D. Aljian, 02 Robert H. Baldwin, 03 Willie D. Davis, 04 Alexander M. Haig, Jr., 05 Alexis M. Herman, 06 Roland Hernandez, 07 Gary N. Jacobs, 08 Kirk Kerkorian, 09 J. Terrence Lanni, 10 Rose McKinney-James, 11 James J. Murren, 12 Ronald M. Popeil, 13 John T. Redmond and 14 Melvin B. Wolzinger.

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee’s name on the following lines.)

		FOR	AGAINST	ABSTAIN
2.	Approval of the Company’s Amended and Restated Annual Performance-Based Incentive Plan for Executive Officers, including approval of an amendment to increase the cap on a participant’s bonus for any fiscal year.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Ratification of the selection of the independent registered public accounting firm for the year ending December 31, 2006.	☐	☐	☐

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

I plan to attend the meeting	☐

Signature	Signature	Date

Please sign your name exactly as it appears hereon. In the case of joint owners, each should sign. If signing as executor, trustee, guardian or in any other representative capacity or as an officer of a corporation, please indicate your full title as such.

- FOLD AND DETACH HERE -

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner
as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/mgg Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

MGM MIRAGE
Proxy for Annual Meeting of Stockholders
May 9, 2006
Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints WILLIE D. DAVIS, ALEXANDER M. HAIG, JR. and ROLAND HERNANDEZ and each of them, Proxies, with full power of substitution, to represent and vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of MGM MIRAGE (the “Company”) to be held at Mandalay Bay Resort and Casino in the Mandalay Bay Events Center, 3950 Las Vegas Boulevard South, Las Vegas, NV 89119 on May 9, 2006, at 10:00 a.m., and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or any adjournments thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

The Board of Directors recommends a vote FOR Items 1, 2 and 3.
(Continued and to be SIGNED on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

- FOLD AND DETACH HERE -

Admission Ticket

Annual Meeting
of
MGM MIRAGE
May 9, 2006
10:00 a.m. (Pacific Time)
MANDALAY BAY RESORT AND CASINO
3950 LAS VEGAS BOULEVARD SOUTH
LAS VEGAS, NV 89119

This ticket must be presented at the door for entrance to the meeting.

Stockholder Name:

☐ WITH SPOUSE/SIGNIFICANT OTHER	☐ WITHOUT SPOUSE/SIGNIFICANT OTHER

Stockholder Address:

(Please Print)

Agenda

1: To elect a Board of Directors;

2: To approve the Company’s Amended and Restated Annual Performance-Based Incentive Plan for Executive Officers;

3: To ratify the selection of the independent registered public accounting firm for the year ending December 31, 2006; and

4: To transact such other business as may properly come before the meeting or any adjournments thereof.